Exhibit 5.1

Akerman Senterfitt One Southeast Third Avenue Suite 2500 Miami, FL 33131-1714 Tel: 305.374.5600 Fax: 305.374.5095

September 4, 2013

Catalyst Pharmaceutical Partners, Inc.

355 Alhambra Circle

Suite 1500

Coral Gables, FL 33134

Re:	Catalyst Pharmaceutical Partners, Inc.

Ladies and Gentlemen:

We have acted as counsel to Catalyst Pharmaceutical Partners, Inc., a Delaware corporation (the “Company”) in connection with the contemplated offering of 8,800,000 shares of the common stock, par value $0.001 per share (the “Shares”), together with the associated preferred stock purchase rights for Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Rights”), issuable pursuant to the Rights Agreement, dated as of September 20, 2011, between the Company and Continental Stock Transfer and Trust Company, as rights agent, pursuant a Registration Statement on Form S-3, File No. 333-170945 (the “Registration Statement”) and the Registration Statement filed pursuant to Rule 462(b) (the “Rule 462(b) Registration Statement”) The $2,612,336 of additional securities to be registered pursuant to the Rule 462(b) Registration Statement are referred to herein as the “Additional Securities”. The $30,000,000 of securities to be issued and sold by the Company pursuant to the Registration Statement are referred to herein as the “Securities”. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion letter, we have examined the Registration Statement, including the Prospectus contained therein (the “Prospectus”), the Rule 462(b) Registration Statement, and such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion set forth below.

akerman.com

BOCA RATON          DALLAS          DENVER          FORT LAUDERDALE          JACKSONVILLE          LAS VEGAS          LOS ANGELES          MADISON          MIAMI          NAPLES          NEW YORK          ORLANDO          PALM BEACH          SALT LAKE CITY          TALLAHASSEE          TAMPA          TYSONS CORNER          WASHINGTON, D.C.          WEST PALM BEACH

Catalyst Pharmaceutical Partners, Inc.

September 4, 2013

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement and the Rule 462(b) Registration Statement filed by the Company with the Commission are identical to the forms of the documents that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement and the Rule 462(b) Registration Statement (including the exhibits to the Registration Statement and the Rule 462(b) Registration Statement) are accurate and complete; (iv) the Company will sell and issue the Securities in accordance with the manner described in the Prospectus; and (v) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

Based on and subject to the foregoing, we are of the opinion that the shares (and related Rights) that make up a part of the Additional Securities have been duly authorized, and when delivered against payment for such shares in accordance with the manner described in the Rule 462(b) Registration Statement and the Prospectus, such Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock, and the related Rights, when issued in accordance with the Rights Agreement, will be validly issued preferred stock purchase rights for the Company’s Series A Junior Participating Preferred Stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Securities will be issued in compliance with all applicable state securities or blue sky laws.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the rights at some future time based on the facts and circumstances existing at that time. This opinion assumes the members of the board of directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Rights issued thereunder would result in invalidating such Rights in their entirety. Further, prior to the occurrence of certain events, none of which have occurred as of the date of the Rule 462(b) Registration Statement, the Rights will not be exercisable or separable from the Common Stock.

Catalyst Pharmaceutical Partners, Inc.

September 4, 2013

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Rule 462(b) Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Securities.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Rule 462(b) Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Akerman Senterfitt

AKERMAN SENTERFITT